SEC FILE NUMBER 333-74846
                                                        CUSIP NUMBER 69 4442 104



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check one):   [X] Form 10-K    [ ] Form 20-K    [ ] Form 10-Q    [ ] Form N-SAR

     For Period Ended:     August 31, 2003
                        -----------------------------

          [ ]  Transition Report on Form 10-K
          [ ]  Transition Report on Form 20-K
          [ ]  Transition Report on Form 11-K
          [ ]  Transition Report on Form 10-Q
          [ ]  Transition Report on Form N-SAR

     For the Transition Period Ended:
                                     ------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
--------------------------------

Pacific InterMedia, Inc.
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Full Name of Registrant


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Former Name if Applicable


65 Enterprise Road
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Address of Principal Executive Office (Street and Number)


Aliso Viejo, CA  92656
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)
----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


          (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form NSAR, or portion
[X] thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
---------------------

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Management is in the process of completing the Form 10-KSB for the fiscal year ended August 31, 2003. It is anticipated that the Form 10-KSB for the fiscal year ended August 31, 2003 will be filed within the time period permitted by this extension.


PART IV -- OTHER INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

      Mr. Eugene M. Kennedy            (954)                 524-4155
     --------------------------     -----------     ----------------------------
              (Name)                (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
     answer is no, identify report(s).    Yes   [X]     No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?        Yes   [ ]     No [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.

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                            Pacific InterMedia, Inc.,
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date        November 26, 2003             By:   /s/ Eugene M. Kennedy
       ------------------------------        -----------------------------------
                                             Eugene M. Kennedy
                                             Attorney in Fact